EXHIBIT 3.1






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                     TERRITORY OF THE BRITISH VIRGIN ISLANDS

                    THE INTERNATIONAL BUSINESS COMPANIES ACT
                                   (CAP. 291)

                            MEMORANDUM OF ASSOCIATION

                                       OF

                              T2CN Holding Limited

1. NAME

      The name of the Company is T2CN Holding Limited.

2. REGISTERED OFFICE

      The registered office of the Company will be situated at Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands or at such other place within the British Virgin Islands as the directors may from time to time determine.

3. REGISTERED AGENT

      The registered agent of the Company will be Maples Finance BVI Limited of Kingston Chambers, P.O. Box 173, Road Town, Tortola, British Virgin Islands or such other person or company being a person or company entitled to act as a registered agent, as the directors may from time to time determine.

4. GENERAL OBJECTS AND POWERS

     (a) To buy, sell, underwrite, invest in, exchange or otherwise acquire and to hold, manage, develop, deal with and turn to account any bonds, debentures, shares, (whether fully paid or not) stocks, options, commodities, futures, forward contracts, notes or securities of Governments, States, municipalities, public authorities or public or private limited or unlimited companies in any part of the world, precious metals, gems, works of art and other articles of value and whether on a cash or margin basis and including short sales, and to lend money against the security of any of the aforementioned property.

     (b) To buy, own, hold, subdivide, lease, sell, rent, prepare building sites, construct reconstruct, alter, improve, decorate, furnish, operate, maintain, reclaim or otherwise deal with and/or develop land and buildings and otherwise deal in real estate in all its branches, to make advances upon the security of land or houses or other property or any interest therein, and whether erected or in course of erection and whether on first mortgage or charge or subject to prior mortgage


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          or mortgages or charge or charges, and to develop land and buildings as may seem expedient but without prejudice to the generality of the foregoing.

     (c) To borrow or raise money by the issue of debentures, debenture stock (perpetual or terminable), bonds, mortgages, or any other securities founded or based upon all or any of the assets or property of the Company or without any such security and upon such term as to priority or otherwise as the Company shall think fit.

     (d) To mortgage, pledge or charge its assets and other property (or any part thereof) as collateral security for the Company's debts, liabilities or obligations or in connection with the Company's guarantee or grant of other security for any third party, such mortgage, pledge or charge being on such terms as the Company's members or directors deem fit.

     (e) To engage in any other business or businesses whatsoever, or in any acts or activities which are not prohibited under any law for the time being in force in the British Virgin Islands.

     (f) To do all such other things as are incidental to, or the Company may think conducive to, the attainment of all the above objects. And it is hereby declared that the intention is that each of the objects specified in each paragraph of this clause shall, except where otherwise expressed in such paragraph, be an independent main object and be in no ways limited or restricted by reference to or inference from the terms of any other paragraph or the name of the Company.

5. EXCLUSIONS

      The company shall not be treated as carrying on business with persons resident in the British Virgin Islands by reason only that:

      (a) it makes or maintains deposits with a person carrying on banking business within the British Virgin Islands;

      (b) it makes or maintains professional contact with solicitors, barristers, accountants, book-keepers, trust companies, administration companies, investment advisers or other similar persons carrying on business within the British Virgin Islands;

      (c) it prepares or maintains books and records within the British Virgin Islands;

      (d) it holds, within the British Virgin Islands, meetings of its directors or members;

      (e) it holds a lease of property for use as an office from which to communicate with members or where books and records of the Company are prepared or maintained;


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      (f) it holds shares, debt obligations or other securities in a company incorporated under the International Business Companies Act (CAP.291) or under the Companies Act (CAP. 285);

      (g) its shares, debt obligations or other securities in the Company are owned by any person resident in the British Virgin Islands or by any company incorporated under the International Business Companies Act (CAP.291) or under the Companies Act (CAP. 285).

6. The Company has no power to:

      (a) carry on business with persons resident in the British Virgin Islands;

      (b) own an interest in real property situate in the British Virgin Islands, other than a lease referred to in paragraph (e) of subsection (2) of the International Business Companies Act (CAP.291);

      (c) carry on banking or trust business, unless it is licensed under the Banks and Trust Companies Act, 1990;

      (d) carry on business as an insurance or as a reinsurance company, insurance agent or insurance broker, unless it is licensed under an enactment authorising it to carry on that business;

      (e) carry on the business of company management unless it is licensed under the Companies Management Act, 1990; or

      (f) carry on the business of providing the registered office or the registered agent for companies incorporated in the British Virgin Islands.

7. SHARE CAPITAL

      The shares in the Company shall be issued in the currency of the United States of America.

8. AUTHORISED CAPITAL

      The authorised capital of the Company is US$500,000.00 comprising 50,000,000 shares with a par value of US$0.01 each. Shares may be issued by the directors at their discretion and may only be issued as registered shares.


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9. CLASSES OF SHARES

      The shares shall be divided into such number of classes and series as the directors shall by resolution from time to time determine and until so divided shall comprise one class and series.

10. RIGHTS, QUALIFICATIONS, DESIGNATIONS ETC. OF SHARES

      The directors shall by resolution have the power to issue any class or series of shares that the Company is authorised to issue in its capital, original or increased, with or subject to any designations, powers, preferences, rights, qualifications, limitations and restrictions.

11. REGISTERED SHARES

      Shares in the Company may only be issued as registered shares and may not be exchanged for shares issued to bearer.

12. AMENDMENTS

      The Company shall by resolution of the directors or members have the power to amend or modify any of the conditions contained in this Memorandum of Association and to increase or reduce the authorised capital of the Company in anyway permitted by law.






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We, Maples Finance BVI Limited of Kingston Chambers, P.O. Box 173, Road Town,
Tortola, British Virgin Islands for the purpose of incorporating an International Business Company under the laws of the British Virgin Islands hereby subscribe our name to this Memorandum of Association.






                   NAME, ADDRESS AND DESCRIPTION OF SUBSCRIBER





                                Maples Finance BVI Limited
                                Kingston Chambers
                                P.O. Box 173
                               Road Town, Tortola
                                British Virgin Islands




Dated this 7th day of May, 2004


WITNESS to the above signature:



Kingston Chambers
P.O. Box 173
Road Town, Tortola
British Virgin Islands


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